United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 10, 2012

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

iSECUREtrac Corp. (the “Company”) held its Annual Meeting of Stockholders on May 10, 2012.  At the annual meeting:

(i)	The holders of the Company’s Common Stock elected four directors of the Company to serve for a one-year term; and
(ii)

The holders of the Company’s Common Stock and Preferred Stock, voting as single class, ratified the appointment of McGladrey & Pullen, LLP as our independent auditors for the fiscal year ending December 31, 2012.

There were 10,935,673 shares of Common Stock entitled to vote at the meeting, of which 9,142,897 (83.60%) were represented at the meeting, 1,588,163 shares of Series C Preferred Stock entitled to vote at the meeting, of which 13,028 (0.01%) were represented at the meeting, and 1,331,814 shares of Series D Preferred Stock entitled to vote at the meeting, of which none (0%) were represented at the meeting.

The voting results were as follows:

Election of Directors by holders of Common Stock
Name	For	Against	Authority Withheld	Broker Non-votes

Roger J. Kanne	4,252,983	413	19,162	6,663,115

Joseph M. Schwaller	4,252,983	413	19,162	6,663,115

Greg W. Gaggini	4,252,983	413	19,162	6,663,115

Thomas J. Burlin	4,253,711	413	19,162	6,662,387

Ratification of Auditors

For	Against	Abstained

9,084,080	63,102	8,743

As a result, each nominee for director was elected to the Board of Directors for the term set forth above, and the appointment of McGladrey & Pullen, LLP as our independent auditors for the fiscal year ending December 31, 2012 was duly ratified by the stockholders.

The holders of the Company’s Series C Preferred Stock and Series D Preferred Stock did not exercise their collective right to appoint a majority of the Company’s directors at the annual meeting and have advised the Company that they have no present intention to do so. As a result, the four directors elected by the holders of the Company’s Common Stock at the annual meeting constitute the entire board of directors.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Lincoln D. Zehr
Lincoln D. Zehr Chief Executive Officer

May 15, 2012

3